Exhibit 10.5

FIRST AMENDMENT TO SUBLEASE

THIS FIRST AMENDMENT TO SUBLEASE (this “Amendment”) made as of the 28th day of February, 2007, by and between ARAMIS INC., a Delaware corporation, and a wholly-owned subsidiary of THE ESTÉE LAUDER COMPANIES INC., having an address at 767 Fifth Avenue, New York, New York 10153 (“Sublandlord”), and RSL MANAGEMENT CORP., a Delaware corporation, having an address at 767 Fifth Avenue, New York, New York 10153 (“Subtenant”).

W I T N E S S E T H

WHEREAS, by that certain Lease dated as of July 10, 2003, between 767 Fifth Avenue, LLC (“Landlord”), as landlord, and Sublandlord, as tenant, as amended pursuant to (i) that certain First Amendment to Lease dated as of April 1, 2004, between Landlord and Sublandlord, (ii) that certain Second Amendment to Lease dated as of December 28, 2004, between Landlord and Sublandlord, and (iii) that certain Third Amendment to Lease dated as of January 5, 2007, between Landlord and Sublandlord (as amended, the “Prime Lease”), Prime Landlord leased to Sublandlord certain premises (the “Premises”), more particularly described in the Prime Lease, located on the 37th through 43rd floors, the 45th and 46th floors, the 6th floor, and concourse and basement levels of the building situated in the Borough of Manhattan, City, County and State of New York and known by the street address 767 Fifth Avenue, New York, New York 10153 (the “Building”), for a term expiring at noon on March 31, 2020.

WHEREAS, Subtenant is subleasing from Sublandlord a portion of the Premises (the “Demised Premises”) pursuant to that certain Agreement of Sublease dated as of April 1, 2005, between Sublandlord and Subtenant (the “Existing Sublease”) for a term expiring at 11:59 pm on March 31, 2010.

WHEREAS, Subtenant has surrendered to Sublandlord a portion of the Demised Premises consisting of 613 usable square feet and indicated by cross-hatching on Exhibit A attached hereto and made a part hereof (the “Surrendered Space”) and Sublandlord has accepted such surrender from Subtenant upon the terms and conditions set forth in this Amendment.

WHEREAS, Sublandlord and Subtenant desire to modify and amend the Existing Sublease as hereinafter provided.  The Existing Sublease, as the same is amended by this Amendment, is hereinafter referred to as the “Sublease”.

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, Sublandlord and Subtenant hereby agree as follows:

1.             Definitions.  All capitalized terms used herein shall have the meanings ascribed to them in the Sublease unless otherwise specifically set forth herein to the contrary.

2.             Surrender.  Effective as of November 30, 2006 (the “Surrender Date”), Subtenant’s tenancy and right to occupy the Surrendered Space did terminate and come to an end.  Subtenant vacated and surrendered to Sublandlord the entire Surrendered Space free of all tenancies and occupancies, as if the Surrender Date were the date originally fixed for the expiration of the term of the Sublease with respect to the Surrendered Space and otherwise fully complied with the provisions of the Sublease with respect to the surrender of the Surrendered Space.  Effective as of the Surrender Date, the Sublease was amended such that: (i) Fixed Rent was reduced to $598,759.92 per annum; (ii) Subtenant’s Proportionate Share was reduced to 18.15%; and (iii) the Additional Rent with respect to Services supplied solely to Suite 4200 of the Building (comprising the Demised Premises and additional office space of 2,537 usable square feet) was reduced to 63.02%.  It is the intent of the parties that from and after the Surrender Date, the Demised Premises shall not include the Surrendered Space.

3.             Representation Regarding Sublease.  Each of Sublandlord and Subtenant represent and warrant to the other that the Sublease is in full force and effect and represents the entire agreement between Sublandlord and Subtenant with respect to the Demised Premises and there are no other amendments, modifications or supplements thereto, or any other understandings, contracts, agreements or commitments of any kind whatsoever, whether oral or written.

4.             Broker Representation.  Each party hereto covenants, warrants and represents to the other party that it has had no dealings, conversations or negotiations with any broker concerning the execution and delivery of this Amendment.  Each party hereto agrees to defend, indemnify and hold harmless the other party against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and disbursements, arising out of its respective representations and warranties contained in this Paragraph 4 being untrue.

5.             No Implied Amendment.  Except as expressly set forth in this Amendment, the terms and conditions of the Sublease shall continue in full force and effect without any change or modification and shall apply for the balance of the term of the Sublease.  In the event of a conflict between the terms of the Sublease and the terms of this Amendment, the terms of this Amendment shall govern.

6.             Amendment. This Amendment shall not be altered, amended, changed, waived, terminated or otherwise modified in any respect or particular, and no consent or approval required pursuant to this Amendment shall be effective, unless the same shall be in writing and signed by or on behalf of the party to be charged.

7.             Successors and Assigns.  This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, executors, administrators, successors and permitted assigns.

8.             Merger.  All prior statements, understandings, representations and agreements between the parties, oral or written, are superseded by and merged in the

Sublease as amended by this Amendment, which alone fully and completely expresses the agreement between them in connection with this transaction and which is entered into after full investigation, neither party relying upon any statement, understanding, representation or agreement made by the other not embodied in the Sublease as amended by this Amendment.

9.             Governing Law.  This Amendment shall be interpreted and enforced in accordance with the laws of the state of New York.

10.           Severability.  If any provision of this Amendment shall be unenforceable or invalid, the same shall not affect the remaining provisions of this Amendment and to this end the provisions of this Amendment are intended to be and shall be severable.

11.           Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

12.           Authority.  Subtenant and Sublandlord, and each of the persons executing this Amendment on behalf of Subtenant and Sublandlord, do hereby warrant that the party for which they are executing this Amendment has full right and authority to enter into this Amendment, and that any person signing on behalf of such party is authorized to do so.

13.           No Offer.  This Amendment shall not be binding upon either party unless and until it is fully executed and delivered to both parties.

14.           Captions.  The captions preceding all of the paragraphs of this Amendment are intended only for convenience of reference and in no way define, limit or describe the scope of this Amendment or the intent of any provision hereof.

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Amendment as of the date and year first above written.

SUBLANDLORD: ARAMIS INC.		SUBTENANT: RSL MANAGEMENT CORP.

By:	/s/George H. Martini	By:	/s/Jacob Z. Schuster
Name:	George H. Martini	Name:	Jacob Z. Schuster
Title:	Vice President, Deputy General Counsel and Assistant	Title:	President
Secretary